Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

Second Quarter 2026 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Senior Vice President, Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, andt welcome to red violet’s second quarter 2026 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Senior Vice President, Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome. Thank you for joining us today to discuss our second quarter 2026 financial results.

With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, and free cash flow. Reconciliations of these non-GAAP financial measures to their most directly comparable US GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner

Good afternoon, everyone, and thank you for joining us.

We are pleased to report another exceptional quarter. The identity intelligence market has never been more active, and our results this quarter reflect that reality in full. Q2 was our strongest quarter across every financial metric. Revenue, gross margins, EBITDA, net income, and cash flow from operations all reached new highs simultaneously. Layer on top of that the highest single-quarter customer additions in our history and the most significant expansion of FOREWARN since its founding, and Q2 is a monumental quarter of strong double-digit growth with margins and profitability that continue to set new records. Since our initial listing in 2018, red violet has now delivered 31 quarters of double-digit revenue growth, including 22 quarters of 20% or greater.

Second quarter revenue was a record $26.7 million, up 23% over prior year. Our adjusted gross margin was a record 86%. Adjusted EBITDA increased 48% to $11.2 million, producing a 42% margin, both new highs. Adjusted net income increased 58% to $7.2 million, resulting in adjusted earnings of $0.50 per diluted share, both records. And cash flow from operations increased 42% to a record high of $10.6 million.

Let me walk through what is driving this performance.

Every industry we serve is navigating a world that has become fundamentally harder to operate in without identity intelligence at the center of it. The interactions that matter most — verifying an application, onboarding a customer, processing a claim, executing a transaction, engaging in in-person interactions, investigating a crime — now occur in an environment that has been fundamentally transformed. Fraud and synthetic identity have exploded, fueled by AI tools that have put sophisticated impersonation capabilities within reach of virtually anyone. The in-person channel where human judgment provided a layer of verification has been largely displaced by digital interactions that move instantly and at massive scale. Regulatory and legal exposure for identity failures has increased materially, and reputational risk has never been more immediate or more consequential in a world where a single breach makes headlines. And the speed and volume of digital transactions has compressed the window to catch a bad actor to near zero. Organizations are not adding identity intelligence to their workflows as a nice-to-have. They are building it in because the cost of getting identity wrong, financially, legally, and reputationally, has never been higher.

That dynamic is what is driving our growth, and it is not slowing. If anything, AI is accelerating it. As AI-powered interactions become more prevalent, the need to know with certainty who is on the other side of that interaction becomes more urgent, not less. Our platform sits precisely at that intersection, and we believe we are architected for it in ways our competition simply is not.

Our proprietary entity resolution engine, IRON™, constructs an identity graph that is living and breathing, continuously capturing, normalizing, validating, resolving and assimilating data. AI is not something we layered on after the fact; it is embedded in the foundation of how the platform operates. The result is a widening structural advantage. Legacy competitors are retrofitting AI onto infrastructure that was never designed for it. We are accelerating on infrastructure that was purpose-built for exactly this moment. We believe that gap widens every quarter, and Q2's results reflect the market recognizing that.

I want to spend a moment on the 447 new IDI customers we added in Q2, because I think the number deserves more than a passing reference.

447 new customers in a single quarter is the highest in any quarter in red violet's history. It surpasses the 400 we added in Q1, which was itself one of the highest quarterly additions in our history. Back-to-back quarters of new customer additions at this level is not a coincidence. It is a very meaningful indicator.

What it indicates is accelerating recognition. Our platform is increasingly being identified as a must-have in our customers' workflows, not a nice-to-have, not one of several options under evaluation, but a foundational capability that organizations are building their operating processes around. When we talk to customers, what we hear consistently is that the depth and accuracy of our identity graph, and the speed and scalability of the platform that powers it, is simply not replicable elsewhere. And the market is reaching that conclusion at an accelerating rate.

We ended Q2 with 10,869 total IDI customers, a customer base built across financial services, insurance, law enforcement, government, healthcare, real estate, collections, background screening, investigative services, and more. Each customer represents an organization that has made an active decision that IDI belongs in their workflow.

The strength of Q2 was broad-based. We have spoken in prior quarters about the K-shaped economic environment and how it creates tailwinds for us at both ends of the spectrum, in that elevated transaction activity at the higher end drives demand from financial services, insurance, and background screening support, while financial stress at the other end drives demand from collections, repossession, investigative, and legal. That dynamic remains fully intact. But what we are increasingly convinced of is that this is not simply a cyclical condition we happen to be benefiting from. It reflects a structural shift in how the economy has stratified. We do not see it changing anytime soon, and we believe it gives our demand profile a durability and breadth that few businesses can claim.

Beyond the macro environment, the vertical-level results in Q2 were exceptional. Four of our five verticals reached their highest quarterly revenue levels in our company's history. That is not a function of one strong segment carrying the rest. It is a reflection of broad, simultaneous demand across the business.

I want to turn now to FOREWARN, because what is happening there is significant as well.

FOREWARN is the leading proactive safety solution in the marketplace for identity verification prior to face-to-face engagement. That is not a marketing characterization. It is the operational reality for hundreds of thousands of real estate professionals across the country who rely on FOREWARN every day before meeting a stranger for the first time.

In Q2, we added over 25,000 new users, ending the quarter with over 443,000 users on FOREWARN. 660 REALTOR® Associations are now contracted nationwide. To frame that, there are approximately 1,300 REALTOR® Associations in the country. We are contracted with more than half of them. When more than half of all REALTOR® Associations in the country have made FOREWARN available to their members, the absence of that protection is no longer a neutral position. It is a liability exposure to their members, and to themselves.

FOREWARN has done more than merely establish itself in real estate. It has become the standard bearer for proactive, data-driven identity intelligence and safety before face-to-face engagement. FOREWARN is no longer just a product, it is a network. And like the most valuable networks, it grows more powerful with every new participant. Associations adopt FOREWARN, establish a new professional norm within their membership, and that norm spreads to peer associations, to neighboring markets, and then to adjacent professions. Each new user makes the network more embedded, more referenced, and harder to displace. That is the definition of a moat and FOREWARN has built one.

That network is now expanding beyond real estate in the most significant way since FOREWARN's founding.

Last month, we announced the expansion of FOREWARN into home healthcare. FOREWARN for Home Healthcare equips home healthcare providers and agencies with pre-visit household insights, giving caregivers real-time safety intelligence before they arrive at a patient's residence, and giving organizations a documented, proactive approach to workforce safety.

The parallel to real estate is direct and compelling. Home healthcare workers deliver critical care in environments that are unknown, unpredictable, and uncontrolled, often alone, without the visibility and safeguards that their colleagues in hospitals or other care facilities take for granted. Workplace violence, harassment, and unfamiliar household conditions are well-documented occupational hazards in the industry, and many incidents go unreported, leaving agencies with limited insight into the true scope of risk their workforce faces daily. FOREWARN was purpose-built to close that knowledge gap, and the same solution that became the standard in real estate is now available to an industry facing the identical challenge.

The addressable market is substantial. There are an estimated 4 million home health aides and more than 12,000 Medicare-certified home health agencies in the United States. Whether an individual caregiver needs pre-visit insights via a mobile app on the way to a visit, or an agency needs a deeply integrated API solution connecting directly into its scheduling or workforce management system, FOREWARN delivers. The benefits extend beyond a single visit: building caregiver confidence, strengthening retention, equipping staff with pre-visit situational awareness, and supporting workplace violence prevention efforts at the organizational level.

We enter home healthcare with a proven platform, THE trusted brand, and an established playbook for scaling through professional and enterprise relationships. The real estate experience taught us how to build adoption, how to shift professional norms, and how to construct a community around a shared safety imperative. We are applying those lessons with intention here. The opportunity is significant, and we are pursuing it with the same disciplined focus that built FOREWARN into what it is today.

As we recently announced, red violet completed a public offering, raising approximately $109 million in net proceeds from both new and existing investors, which we intend to use for working capital, general corporate purposes, and in connection with potential strategic acquisitions. I want to spend a moment on what that means and why now.

Since our spin-off in 2018, we have been intentionally conservative in how we built this business. Building a cash-generative, self-sustaining business was always the goal, and while we did raise modest capital twice along the way — $7.5 million in 2019 and $21 million in 2021 — those were targeted, purposeful raises that accelerated specific initiatives and were quickly absorbed into a self-funding model. From that point forward, our own cash flow generation funded the business, investing in the platform, the data, the team, and the go-to-market capabilities that have produced the financial results we reported today. The conservative path we took was a deliberate choice, and we are proud of it. It is not the path every company takes, and the results speak for themselves.

But the opportunity in front of us today is of a different magnitude. We have spent years building the leading technology platform for identity intelligence — a proprietary, layered, AI-embedded architecture built on a foundation that competitors cannot replicate quickly or cheaply or even at all. And that foundation is what makes our opportunity already in motion.

Let me be specific about what that means.

We have a multi-year, well-defined product roadmap significantly underway. Our organic opportunity is enormous. AI has compressed our development cycles materially. What once required multiple engineering resources and extended timelines can now be accomplished faster and with greater precision. That acceleration does not just mean we build existing roadmap items faster. It expands what is on the roadmap itself. Vertical application layers purpose-built for specific industries. Natural language interfaces that give customers new ways to access our intelligence beyond traditional UI searches or API calls. Products that would not have been feasible to build at our scale two years ago are now within reach.

At the same time, we continue to invest in the organic expansion of our data and platform capabilities. Our entity resolution engine is not static. It continuously captures, normalizes, validates, resolves, and assimilates data into the graph, and generates proprietary data and signals from our own platform activity. Each new data source we bring in to fuel the engine, and each new linkage we establish, opens additional verticals to serve and new use cases within verticals we already serve. This is an organic, self-reinforcing growth engine that compounds over time.

We are also observing inorganic opportunities in the way of strategic acquisitions, and we have defined a clear framework for how we will evaluate them. We are looking for targets that meet one or more of three criteria. First, acquiring unique data assets that expand our longitudinal identity graph and drive new use cases. Second, acquiring enabling technology that accelerates product development or brings differentiated capabilities where a build versus buy analysis favors acquisition. Third, expanding our vertical market presence by adding industry expertise, customer relationships, and accelerating penetration into adjacent verticals where we have targeted or are beginning to establish a foothold. We have significant runway remaining in the United States, competing against much larger but far less differentiated incumbents across a TAM we have just begun to penetrate, and that is where our primary focus lies. That said, where a target meeting one or more of these criteria also brings an established international presence, that is a meaningful added dimension we will weigh in our evaluation.

What I want to be equally clear about is our discipline. We evaluate acquisitions first on strategic fit and synergies, does it advance the roadmap, does it strengthen the platform, does it serve a customer base we want to serve? Valuation and accretion follow from that. We have a high bar. We have walked away from potential transactions in the past, and we will continue to do so if the fit is not right. The capital we have raised gives us the capacity to act when the right opportunity presents itself, not the obligation to act for its own sake.

Against all of that, the AI opportunity we have constructed is the force multiplier. We see five distinct dimensions. First, risk signal intelligence: the continued use of AI to analyze our identity graph and massive transaction volumes to surface risk signals that only our foundational data can generate. Second, intelligent data aggregation: AI-driven ingestion of publicly available unstructured data, continuously identifying, extracting, and assimilating new signals into the identity graph in real time. Third, as discussed, new customer interaction layers: moving beyond static interfaces and API calls to vertical application layers and natural language interfaces, giving customers new modalities to access our intelligence. Fourth, enterprise workflow automation: AI-driven automation across internal operations, including compliance, new customer onboarding, and customer support, increasing productivity enterprise-wide without proportional headcount growth. The goal: operating leverage expands as AI replaces manual processes across the enterprise. Fifth, AI-augmented development: AI-augmented coding that compresses our development cycles, enabling faster product iteration, broader roadmap execution, and higher engineering output without linear team expansion. More features, faster. The same proprietary foundation, expanded into new products and verticals at a pace competitors are unlikely to match.

The capital we have raised positions us to pursue these opportunities with the urgency and scale they deserve, while maintaining the financial discipline that has defined this company since its founding.

We remain disciplined in how we deploy capital. We have the strongest set of strategic growth vectors in the Company's history. And we have never been more confident in the opportunities ahead.

Thank you to our team, our customers, our partners, and our current investors, and a welcome to our new investors.

With that, I will turn it over to Dan.

Dan MacLachlan

Thanks, Derek, and good afternoon, everyone.

Derek walked you through the headline results, so I want to focus on what connects them. This was another quarter where growth and profitability moved together. Revenue reached a new high, and our profitability and cash flow grew even faster, which is the operating leverage this model was built to produce.

It is also a continuation of what we laid out last quarter. When we crossed the $100 million run rate, we delivered the margins we committed to years earlier. This quarter we pushed further, with adjusted gross margin and adjusted EBITDA margin both reaching new highs, and we did it while continuing to invest across the platform. Delivering strong margins while investing for growth is exactly the balance we intend to strike as we put our expanded capital base to work. Our balance sheet is now stronger than at any point in our history.

With that, let me take you through the quarter. For clarity, all the comparisons I will discuss today will be against the second quarter of 2025, unless noted otherwise.

Total revenue was a record $26.7 million, up 23% over the prior year. We generated $22.9 million in adjusted gross profit, the highest in our history, delivering record adjusted gross margin of 86%, up 2-percentage points. Adjusted EBITDA came in at a record $11.2 million, up 48% over the prior year. Adjusted EBITDA margin was up 7-percentage points to a record 42%. Adjusted net income increased 58% to $7.2 million, resulting in adjusted earnings of 50 cents per diluted share, both new highs.

When we think about our margin profile, we think about it on an annualized basis. As most of those who have followed our story know, our adjusted EBITDA margin is seasonally strongest in the first three quarters of the year and moves down in the fourth, as a result of the accrual of year-end incentive compensation. Consistent with the commentary we provided last quarter, we continue to expect full-year adjusted EBITDA margin to be in the high-thirties.

Turning to the details of our P&L, as mentioned, revenue for the second quarter was $26.7 million, with four of our five revenue verticals hitting all-time highs.

Within IDI, we added a record 447 billable customers during the quarter, ending with 10,869 customers.

Financial and Corporate Risk delivered another quarter of strong, well-diversified growth. Background Screening was a clear standout, growing at an outsized pace as we continue to enhance our offerings and market reach. Financial Services grew solidly on expanded usage across our existing customer base and Insurance, where we have only recently dedicated sales resources, posted healthy gains on a growing pipeline.

Investigative was our fastest-growing vertical this quarter on a percentage basis, with all four industries, Law Enforcement, Private Investigators, Bail Bonds, and Process Servers, all posting strong double-digit growth. Law Enforcement, in particular, continued its run of sequential revenue growth in every quarter since the fourth quarter of 2021.

Collections had another strong quarter, with growth surpassing 20%, driven by underlying, recurring demand. This reinforces the sustained recovery we have described for several quarters. With consumer delinquencies remaining high, more accounts are entering collections, and our existing customers are relying on our solutions at higher volumes to locate and recover them. We see a constructive backdrop as this cycle continues to unfold.

Emerging Markets delivered strong growth this quarter, led by Retail, Repossession, and Legal, with additional contribution from Marketing and Education. Strength across these many industries speaks to the versatility of our platform, and we see meaningful opportunity ahead across this vertical.

Finally, IDI's Real Estate vertical, which does not include FOREWARN, declined modestly. While we have seen some early signs of encouraging activity, we remain tempered in our expectations for any near-term recovery as the industry continues to face headwinds from limited inventory, elevated interest rates, and stubbornly high home prices.

As to FOREWARN, we continue to prove that we are the go-to proactive safety solution for real estate professionals, delivering another quarter of strong double-digit revenue growth, adding 25,493 users to FOREWARN during the quarter, ending at 443,173 users. We now have 660 REALTOR® Associations contracted to use FOREWARN, and we are proud to say that we maintain a 100% renewal rate among our association customers.

Overall, contractual revenue accounted for 77% of total revenue in the quarter, consistent with prior year. Gross revenue retention remained strong at 95%, down 2-percentage points.

Moving back to the P&L, our cost of revenue (exclusive of depreciation and amortization) increased $0.3 million, or 9%, to $3.8 million. Adjusted gross profit increased 25% to a record $22.9 million, resulting in a record adjusted gross margin of 86%, up 2-percentage points.

Our sales and marketing expenses increased $0.1 million, or 2%, to $5.8 million for the quarter, driven primarily by marketing and other selling expenses.

General and administrative expenses increased $1.0 million, or 14%, to $8.3 million, driven primarily by higher personnel costs.

Depreciation and amortization increased $0.1 million, or 5%, to $2.8 million for the quarter.

Net income increased $2.3 million, or 85%, to $5.0 million for the quarter.

Adjusted net income increased $2.6 million, or 58%, to $7.2 million, the highest to date, resulting in record adjusted earnings of 50 cents per diluted share.

Moving on to the balance sheet. Cash and cash equivalents were $50.0 million at June 30, 2026, compared to $43.6 million at December 31, 2025. Current assets totaled $65.2 million, compared to $56.5 million at year-end, while current liabilities were $6.0 million, down from $7.9 million.

We generated $10.6 million in cash from operating activities in the second quarter, compared to $7.5 million in the same period last year.

Free cash flow for the quarter was $7.2 million, a 50% increase from $4.8 million a year ago.

Year to date through June 30, 2026, we purchased 74,500 shares of Company stock at an average price of $41.87 per share under our stock repurchase program. As of June 30, 2026, we had $15.5 million remaining under the program.

In closing, this was a standout quarter across the board. Revenue, profitability, and cash flow each reached new highs, we delivered strong margins as we scaled, and we added a record number of new customers to IDI, which reflects both the strength of demand and how well our platform is meeting it. What stands out most, though, is the position the quarter leaves us in. A strong balance sheet, reinforced by the capital from our recently completed offering, gives us more flexibility than at any point in our history to invest behind the strongest pipeline of strategic initiatives we have ever had. We intend to put that capital to work in the same way we run the rest of the business, with discipline and an eye toward long-term returns. We are confident in what lies ahead, and we look forward to sharing our progress in the quarters to come.

With that, our operator will now open the line for Q&A.

QUESTIONS AND ANSWERS

Operator (Operator Instructions)

And I show our first question comes from the line of Josh Nichols from B. Riley.

Josh Nichols

Congrats again on the record results.

I wanted to dig in a little bit to the IDI customer adds.

I mean, that's a significant acceleration from what already was very strong (inaudible) some of the stuff that you're winning, is it more greenfield (inaudible) stuff you're taking directly from (inaudible) any insights you have on where you (inaudible) customers or any update on the federal public (inaudible) that typically has some longer sales cycles would be helpful.

Derek Dubner

Thanks, Josh. This is Derek. Unfortunately, your line broke up a few times.

So I'm going to do my best -- we'll do our best at addressing the questions which I think we gleaned from what we heard.

First, yes, we're very excited. We added 447 customers to IDI.

And you had a question there regarding greenfield versus those of the competition. That's what's always excited us about this business being -- this team has been doing this for the better part of 2.5 decades.

We've been in identity verification and due diligence. And as we've told you and we've probably told many others, is that we see our solutions applicable to every industry because who would enter into a transaction without understanding who's on the other side of that transaction.

So we're not only competing for the industry, the customers within the industries and verticals that we serve. But over these last couple of decades, with the Internet and with all of the various use cases on the Internet, mobile, e-commerce and social and the online transactions and really with everything we all do every single day with these online transactions, it creates more demand to understand identity intelligence and to clear a transaction or to understand whether or not to move into any transaction, who's on the other side of the table.

So with each emerging technology, and we've seen this with the gig economy, we've seen this with fintech. We've seen this with BNPL. We've seen this with online sports betting.

With each emerging technology, it creates more demand for the solutions that we provide.

So we're seeing a healthy mix of both and have continuously seen that healthy mix for quite some time.

Dan, anything to add there?

Daniel MacLachlan

Yes, Josh.

I think you were also, again, commenting a little bit on larger customer pipeline potentially. Again, you were breaking up a little bit.

But I'll give you a little bit of color, right, on these new customers and what they look like compared to historically.

We've focused over the last several years on moving up-tier, right, into medium and larger enterprise. And that pipeline has grown dramatically. That pipeline is converting.

As you know, annually we put out a larger customer commentary number around customers in excess of $100,000. As last reported, that has grown nicely. That's something we report annually, but internally, we're very happy with how that metric is trending. We look forward to reporting that number in a few quarters from now.

But what excites us is it's not just that $100,000 above customer, right? It's all the cohorts inside that customer mix.

It's the $10,000 to $25,000 customer. It's the $25,000 to $100,000 customer.

These wins are winning significantly larger cohorts than they have in the past.

And so, that really is what excites us for what we've seen in our growth and the potential to continue to accelerate that.

Derek Dubner

Josh, I think you also -- it's Derek again. You had a question regarding progress within our Public Sector division.

And we've been focused for the last couple of years, as you know there, building -- bringing in a leader, excuse me, and building a go-to-market team around that.

We've made great strides in state and local law enforcement. In fact, I'm proud to say this quarter, this past quarter, we won one of the largest law enforcement agencies in the country.

And we displaced one of the largest incumbents out there. They have been using them for years.

And in fact, we became aware that at the 11th hour, the incumbent offered to cut the price in order to induce the renewal of the contract.

And we saw and heard communications regarding that the agency said, No. IDI has a better product, and I'm getting better intelligence and my investigators are happier with it with locating subjects and performing investigations. So we're willing to spend more. It's a better product. So we're very proud of that. That's a proof point of the progress there, and we continue to sign up law enforcement agencies at a very fast pace.

At the state level, also nice progress. We've talked about this a little bit.

We've won a number of secretaries of state and different state-level organizations for eligibility requirements, identity, collections purposes, all of the -- basically, interestingly enough, a lot of the federal use cases, but at the state level, SNAP, Medicare, Medicaid, fraud and other investigations.

At the very top federal level, the public sector, a little slower to convert than we would like to see. But what we're seeing is that type of insight is also being told by our peers out there and that it's a matter of just timing, a little slower to convert with technology implementations, procurement, budgeting. It's a little bit less clear in federal. And so, they're moving a little bit slower.

But with that, we're still very excited. The pipeline for federal grows and the testing continues, and we're hearing positive results.

So we just think it's a matter of when, not if, and we're very happy with the progress we're seeing.

Josh Nichols

Appreciate that's some really good detail there. Hopefully, I'm not breaking up. Just one more question for me.

Seeing the FOREWARN expansion, I know that it's been a while in the making, you've really established yourself as the clear leader in the real estate market and now you're taking that to home health.

What can you do to kind of help quantify the size of the home health market in terms of like revenue opportunity? Or how does that compare to real estate?

Is it going to be priced similarly? And is the company going to look to start exercising some of its pricing power that has become the kind of go-to standard in real estate?

Derek Dubner

Yes, Josh, as we said, so our estimates are 4 million licensed home healthcare workers, 12,000 agencies, we've got pen to paper on what we think that is.

It's a new entry for us. So forgive us for being a little bit close to vest on that.

It's a competitive environment, and others are looking to see where we're going and how we size the market and how we also have some rather, I don't want to say unique, but very targeted ways with who we're interfacing with and how we're going to penetrate that market.

So -- but we're excited about the opportunity. It's extremely sizable, and it has just many of the same characteristics, as I said, not only at the individual user level about walking into an uncontrolled, unpredictable environment. But you've got these very large agencies that are very concerned about the safety of the healthcare worker.

And there are also more and more laws, occupational laws coming down the pike to want to ensure the safety of these healthcare workers.

So, at the agency level, they're looking for ways of doing this. So not always just app in hand, but also, as we mentioned, API integration into their own scheduling and their own workforce automation.

And what's exciting about that is it tends to be a profession, a lot like the real estate profession where perhaps the individual entrepreneur maybe moves between agencies, and there's a lot of movement.

And so, this is exciting because we're hearing from the agencies that this builds retention. This shows that they care. It's enduring and it increases the safety of their membership.

So again, a direct parallel for the real estate associations and the real estate environment.

So we're excited.

Josh Nicols

Got it, thanks, and great to see the results.

Derek Dubner

Thanks Josh

Operator

And I show our next question comes from the line of Mark Hagen from Lake Street Capital Markets. Please go ahead.

Mark Hagen

Hi guys, and thanks for taking my question. So given the growth acceleration, are you planning to step up product or personnel investment? Or do you think you guys have what you need for the next 18 months or so?

Daniel MacLachlan

Yes, Mark, it's Dan. I appreciate the question.

So yes, if you look at us historically, I mean, we've continued to invest both in our product development engineers, our infrastructure and our go-to-market capabilities.

So if you look at the last several years, we've added between 30 or 40 new team members each year.

But what's great about that and, of course, the business model that we have here is that even with that incremental investment, we've been able to continue to expand margins and really show the profitability and leverage of the business.

So our expectation with the opportunity that we have in front of us, we'll continue to invest in product development, AI engineers, infrastructure, go-to-market similarly to how we have in the past, and that's mostly around team members.

But again, because of the operating leverage, even with that investment, we continue to believe that we'll be able to drive incremental margins over time.

Derek Dubner

Yes, Mark, this is Derek.

I would just add there. This is exciting for us. This is the largest opportunity set we've ever had sitting right in front of us because, as I mentioned a lot on the call we've built an extraordinary architecture, an extraordinary infrastructure that's so differentiated and rather unique and we think it's really being recognized.

And so, as Dan mentioned, we've been investing, and that includes in layering more AI on an infrastructure that is already AI-enabled and ready to optimize.

So we're leaning in. I hope that's clear. And we're excited about that.

We expect to, as Dan said, maintain very healthy EBITDA margins while doing that. And I think the model has proven the capability of doing that.

But make no mistake, this is a very early-stage company. We're not $1 billion in revenue, we're $100 million in revenue. So we have a lot to do with a lot of opportunity to go get, and that's our plan.

Mark Hagen

Perfect. Thanks guys.

Operator

I'm showing no further questions in the queue at this time.

I'd like to turn the call back over to Derek Dubner, Chairman and Chief Executive Officer, for closing remarks.

Derek Dubner

We are pleased to report another record quarter for red violet, and the launch of FOREWARN's most significant vertical expansion in its history. The secular tailwinds driving demand for identity intelligence are the strongest we have seen. Our platform, cloud-native, AI-embedded, built on a proprietary entity resolution engine that constructs a differentiated identity graph is more competitively differentiated today than at any point in our history. We appreciate your continued support and look forward to updating you on our progress next quarter.

Operator

Thank you. This concludes today's conference call. Thank you for participating.

You may now disconnect.